Exhibit 99.1

FFBW, Inc. Announces Financial Results for the Three Months Ended September 30, 2021

Brookfield, WI, November 3, 2021 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, consumer banking and residential lending, today announced unaudited financial results for the three months ended September 30, 2021.  For the three months ended September 30, 2021, net income was $459,000, or $0.07 per diluted share, compared to $484,000, or $0.07 per diluted share, for the three months ended September 30, 2020, a 5.2% decrease quarter to quarter. Contributing to the decrease was the reduction in the gain on sale of loans from robust secondary market residential lending during the prior year period. For the nine months ended September 30, 2021, net income was $1,581,000, or $0.24 per diluted share, compared to $1,327,000, or $0.19 per diluted share for the nine months ended September 30, 2020, a 19.1% increase period over period.

Share Repurchase Program

During the third quarter, the Company completed a previously announced program to repurchase 10.0% of its common stock that was initiated in March 2021. Further, the Company has adopted a new program to repurchase up to an additional 690,000 shares of its common stock, which is approximately 10.0% of its remaining outstanding common stock. Through September 30, 2021, 29,000 or 0.4% of the outstanding shares, were repurchased, reducing the total number of shares outstanding at the end of the quarter to 6,916,000.

Financial Highlights at September 30, 2021

Edward H. Schaefer, President and CEO, stated, “Our team continues to solidify the Bank’s commercial lending platform, showing strong loan growth in the third quarter. Also, we remain diligent on managing our expenses, which were elevated in the first three quarters of the year as we worked to integrate a recent acquisition, but we are beginning to settle into a more normal run rate, which we expect will leave the Bank poised for continued profitable growth”.

●	At September 30, 2021, the Company’s tangible book value per share was $13.81.
●	At September 30, 2021, the allowance for loan loss was 1.16% of total loans and 1,355.0% of non-performing loans.
●	At September 30, 2021, the Bank has no other real estate owned (OREO).

Income Statement and Balance Sheet Overview

Total interest and dividend income decreased $10,000, or 0.4%, to $2.7 million for the three months ended September 30, 2021, compared to $2.7 million for the three months ended September 30, 2020.  Average interest-earning assets increased $62.9 million, or 23.8%, to $327.1 million for the three months ended September 30, 2021, compared to $264.2 million for the three months ended September 30, 2020, and the weighted average yield on interest-earning assets decreased 79 basis points when comparing the 2021 and 2020 periods. The decrease in average yield was primarily the result of an increase in our cash and cash equivalents.

Total interest expense decreased $101,000, or 29.1%, to $246,000 for the three months ended September 30, 2021, compared to $347,000 for the three months ended September 30, 2020.  Average interest-bearing liabilities increased $47.3 million, or 30.7%, to $201.2 million for the three months ended September 30, 2021, from $153.9 million for the three months ended September 30, 2020. The rate paid on interest-bearing liabilities decreased 40 basis points to 0.49% for the three months ended September 30, 2021, compared to 0.89% for the three months ended September 30, 2020.

Net interest margin was 2.94% for the three months ended September 30, 2021, compared to 3.54% for the three months ended September 30, 2020. The decrease was the result of carrying elevated levels of cash following the Mitchell Bank acquisition as well as strong organic deposit growth during 2021.

The loan loss provision was $0 for the three months ended September 30, 2021, compared to $60,000 for the three months ended September 30, 2020.  At September 30, 2021, our allowance for loan loss was $2.4 million, or 1.16%, of total loans, or 1.18% of total loans excluding government guaranteed PPP loans.

Noninterest income increased $33,000, or 11.3%, to $326,000 for the three months ended September 30, 2021, compared to $293,000 for the three months ended September 30, 2020.  The increase was due primarily to the recognition of non-recurring grant income in other income of $86,000 and an increase in service charges and other fees of $56,000 offset by a decrease in the gain on sale of loans of $138,000 resulting from a decrease in refinance volume.

Noninterest expense increased $238,000, or 12.3%, to $2.2 million for the three months ended September 30, 2021, compared to $1.9 million for the three months ended September 30, 2020.  The increase was primarily due to an increase in salaries and employee benefits expenses of $132,000 which was influenced by expansion of our operations with the acquisition of Mitchell Bank.

Total assets increased $16.3 million, or 4.8%, to $355.3 million at September 30, 2021 from $339.0 million at December 31, 2020 due to a $38.6 million increase in cash due, in part, to deposit growth, offset in part by decreases of $14.4 million in available for sale securities and $10.1 million in net loans.

Nonaccrual loans were $0.2 million, or 0.09% of total loans, at September 30, 2021, and $1.1 million, or 0.49% of total loans at December 31, 2020. Non-performing assets were $0.2 million, or 0.05% of total assets, at September 30, 2021, compared to $1.2 million, or 0.35% of total assets at December 31, 2020.

About the Company

FFBW, Inc. is the holding company for First Federal Bank of Wisconsin, a wholly owned subsidiary. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”  First Federal Bank of Wisconsin is a full-service stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through five branch locations.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; economic or regulatory changes related to the COVID-19 pandemic; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities;  our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Edward H. Schaefer, President & CEO

(262) 542-4448

FFBW, Inc.

Balance Sheets

September 30, 2021 (Unaudited) and December 31, 2020

(In thousands)

	September 30,	December 31,
Assets	2021	2020

Cash and cash equivalents	$ 80,102	$ 41,479
Available for sale securities, stated at fair value	49,885	64,243
Net Loans	206,314	216,431
Premises and equipment, net	5,481	5,594
Foreclosed assets	-	125
Other assets	13,497	11,100

TOTAL ASSETS	$ 355,279	$ 338,972

Liabilities and Equity

Deposits and escrow	$ 251,600	$ 226,625
Borrowings	6,500	7,500
Other liabilities	1,353	1,582
Total liabilities	$ 259,453	235,707

Total equity	95,826	103,265

TOTAL LIABILITIES AND EQUITY	$ 355,279	$ 338,972

FFBW, Inc.

Condensed Statements of Income

Three Months Ended September 30, 2021 and 2020 (Unaudited)

(In thousands, except share data)

	2021	2020

Interest and dividend income:	$ 2,674	$ 2,684

Interest expense:	246	347

Net interest income	2,428	2,337
Provision for loan losses	-	60

Net interest income after provision for loan losses	2,428	2,277

Noninterest income:	326	293

Noninterest expense:	2,176	1,938

Income before income taxes	578	632
Provision for income taxes	119	148

Net income	$ 459	$ 484

Earnings per share
Basis	$ 0.07	$ 0.07
Diluted	$ 0.07	$ 0.07